UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) – September 15, 2010

_______________

OMNICARE, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-8269 (Commission File Number)	31-1001351 (IRS Employer Identification No.)
100 East RiverCenter Boulevard, Suite 1600 Covington, Kentucky (Address of Principal Executive Offices)		41011 (Zip Code)

(859) 392-3300
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or address, if changed since last report)
_______________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On September 15, 2010, Omnicare, Inc. (the "Company") entered into settlement agreements, without any finding of wrongdoing or admission of liability, with the State of Michigan, the Commonwealth of Massachusetts and David M. Kammerer ("Relator"), relating to sealed qui tam litigation originally filed by Relator in Ohio federal court in August 2003 and later transferred to Illinois federal court in 2004, captioned United States of America ex rel. Kammerer, et al. v. Omnicare, Inc., Civil Action No. 04-C-2074. The Company has paid $11.6 million pursuant to the Michigan settlement agreement and $9.45 million pursuant to the Massachusetts settlement agreement to resolve allegations of inappropriate billing, beginning in August 1997, under the states' usual and customary charge provisions. The United States received $5.48 million of the Michigan settlement and $3.78 million of the Massachusetts settlement. The Company has paid Relator's expenses and attorneys' fees of $385,000. The Company previously recorded a provision of $24.2 million in the quarter ended June 30, 2010 for anticipated payments to resolve certain regulatory matters with various states, including this matter.

The settlement agreements provide that the Company cooperated with the states during the investigation of this matter. The Company denies any wrongdoing and denies the contentions of the states and Relator as set forth in the settlement agreements and the complaint.  Pursuant to the settlement agreements, Michigan, Massachusetts and Relator released the Company from claims relating to the allegations described above, and dismissed with prejudice any and all claims in the qui tam litigation pending in Illinois relating to these allegations. Further, as part of the settlements, the United States dismissed with prejudice the claims asserted on its behalf in the qui tam action that relate to the Michigan and Massachusetts allegations, and the claims asserted on behalf of all other states in the qui tam action were dismissed without prejudice.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMNICARE, INC.
By:      /s/ Mark G. Kobasuk
Name: Mark G. Kobasuk
Title:   Vice President - General Counsel and Secretary
Dated:  September 21, 2010